Not for release, publication or distribution, in whole or in part, in or into or from any jurisdiction, where to do so would constitute a violation of the relevant laws of such jurisdiction.

FOR IMMEDIATE RELEASE

CFR Pharmaceuticals S.A.

(Incorporated in the Republic of Chile)

Chilean Tax ID: 76,116,242-K

Securities Regulation Registry number: 1067

Share code on Santiago Stock Exchange: CFR ISIN: CL0001762831

JOINT ANNOUNCEMENT REGARDING THE INTENDED CONSENSUAL TERMINATION OF THE TRANSACTION IMPLEMENTATION AGREEMENT (“TIA”) BETWEEN ADCOCK INGRAM AND CFR PHARMACEUTICALS (“THE PARTIES”)

Santiago, Chile. 7 February 2014 (GLOBE NEWSWIRE) --- CFR Pharmaceuticals S.A. (SSE: CFR), the Chilean multinational emerging markets pharmaceutical company, leader in specialties and prescription medicines, refers shareholders to the announcements released on the Stock Exchange News Service (“SENS”) of the JSE Limited by Adcock Ingram Holdings Limited (“Adcock”) and by The Bidvest Group Limited (“Bidvest”) on Friday, 31 January 2014, regarding the acquisition by a consortium comprising Bidvest and Community Investment Holdings (Pty) Limited of approximately 34.5% of the ordinary issued share capital of Adcock.

In the light of these announcements, shareholders are advised that Adcock and CFR:

1.                   have consulted and are of the common view that there is no prospect that the special resolutions in terms of the scheme of arrangement proposed between Adcock and the holders of Adcock ordinary shares in relation to the offer from CFR (“the Scheme”) will be approved by the necessary 75% majority.

2.                  have entered into a written agreement (“Termination Agreement”) providing, among others,

a.                   for the consensual termination of the TIA concluded on 11 September 2013, as amended, and accordingly for the termination of the Scheme, which termination is subject to, and will take effect upon, receipt of written exemption by the Takeover Regulation Panel (“TRP”) from the requirement in regulation 101(2) of the Companies Regulations, 2011 that CFR must proceed with the transactions contemplated in the TIA. The TRP has already been approached in this regard;

b.                  that until the exemption from the TRP is obtained, neither of the Parties shall, subject to certain exceptions, seek to enforce any provisions of the TIA, the Scheme or certain related agreements; and

c.                   that, upon receipt of the exemption from the TRP, neither of the Parties shall have any claim against the other arising out of or in connection with the TIA or its termination.

In the circumstances, Adcock shareholders are advised the company does not intend to reconvene the Combined General Meeting and the Ordinary General Meeting to consider the resolutions to approve the Scheme, each of which was adjourned in December 2013.

CFR Chief Executive Officer Alejandro Weinstein said: “CFR continues to believe in the potential commercial benefits that could have resulted from the combination of the two complementary businesses and that it would have been the next logical step for both companies against a changing industry environment.”

“Looking ahead, our diversified products and financial capability will enable CFR to explore and consider more such opportunities if they are complementary to the Group as a whole,” Weinstein concluded.

Enquiries

Deneb Schiele

Head of Investor Relations

Phone +562 2350 5320

Email dschiele@cfr-corp.com

Media contact

Amelia Soares

Instinctif Partners

Phone: +27 11 447 3030

Email: Amelia.soares@instinctif.com

About CFR

CFR is a multinational pharmaceutical corporation with a leading position in Latin America and operations in 15 countries in that region. It is the leading pharmaceutical company in Chile, Colombia and Peru, and also has presence in Vietnam, Canada and the United Kingdom, focusing on the research, development, production and sale of branded specialty pharmaceutical products, complex Injectables, and OTC products. CFR has its origins in 1922 and it was listed on the Santiago Stock Exchange in 2011 on a successful IPO –more than ten times oversubscribed– becoming the only publicly traded pan-Latin American pharmaceutical company. CFR has a market capitalization of US$2 billion, employs over 7,000 people including 2,000 sales representatives. CFR's growth strategy focuses on markets in the Americas, Europe and Asia with expansion plans into emerging markets with high growth potential

GOVERNING LAW AND JURISDICTION

The Scheme is governed by the laws of South Africa. Each of CFR and Adcock Ingram has consented to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg.

None of this press release, the Circular, the Supplementary Circular, the Prospectus or the Joint Cautionary Announcement, are intended to, and do not, constitute, or form part of, an offer to sell or an invitation to purchase or subscribe for any securities or a solicitation of any vote or approval in any jurisdiction. None of this press release, the Circular, the Supplementary Circular, the Prospectus or the Joint Cautionary Announcement, constitutes a prospectus or a prospectus equivalent document. Investors are advised to read carefully the Circular and the Supplementary Circular for the full terms and conditions of the Scheme. Any decision to accept the Scheme or other response to the proposals should be made only on the basis of the information contained in the Circular and the Supplementary Circular.

This press release is made in connection of, an offer for the securities of a South African company by means of the Scheme. The offer is subject to disclosure requirements under South African law that are different from those of the United States and Chile. Financial statements included in the Scheme or the Prospectus have been prepared in accordance with South African accounting standards that may not be comparable to the financial statements of United States or Chilean companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the United States federal securities laws, since Adcock Ingram is located in South Africa, and all of its officers and directors reside outside of the United States. You may not be able to sue Adcock Ingram or its officers or directors in a foreign court, including South African courts, for violations of the Unites States securities laws. It may be difficult to compel Adcock Ingram and its affiliates to subject themselves to a United States court's judgment.

You should be aware that CFR may purchase ordinary shares of Adcock Ingram otherwise than under the offer, such as in open market or privately negotiated purchases.

FORWARD-LOOKING STATEMENTS

This press release, the Circular, the Prospectus and the Announcement include forward-looking statements with respect to the financial condition, results of operations and businesses of CFR and Adcock Ingram and certain plans and objectives of the boards of CFR and Adcock Ingram with respect to them. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could”, or other words of similar meaning. These statements are based on assumptions and assessments made by the boards of CFR and Adcock Ingram in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. These risks and uncertainties include, among others, the risk that the Scheme is not completed, including the risk that required shareholder and regulatory approvals for the Scheme may not be obtained; diversion of management’s attention away from other business concerns; the risks associated with the development, generally, of the combined company’s overall strategic objectives; the ability of the combined company to build additional value in its business; the existence of unanticipated technical, commercial or other setbacks related to the combined company’s products and services; and the other risks set forth in the Prospectus. The combined company may not successfully integrate the operations of CFR and Adcock Ingram in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the Scheme.